Enshi Black Hog Xianfeng County Production Base Construction

Cooperation Agreement

Party A: Animal Husbandry and Veterinary Bereau of Xianfeng County, Hubei Province

Party B: Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. (the “Company”)

In order to fully utilize the local breeder resources in Enshi and build a high quality local breed brand of Hubei Province, and improve local hog farmers’ income and the Company’s development, Party A and B agree to construct a black hog production base in Enshi to develop high quality black hog meat. The details of the agreement are as follow:

I.	The responsibilities and obligations of Part A

a.
Party A agrees to have Party B construct a black hog production base in Enshi and will provide breeder subsidies, sow insurance, breeding discount loan and nursing area and other  favored policies to support and assist the construction.

b.	Party A has to comply with the industry standards to do industry planning, skill promotion, disease control and quarantine inspection.

c.	Party A agrees that Party B can bring in/input its resources into the construction base, which need to be comply with National Regulation,

d.	Party A should provide supervision and instruction of production development to Party B to realize the cooperative goal.

e.	Party A should supervise and overseas Party B to purchase the Enshi Black Hog production according to this Cooperation Agreement.

II.	The responsibilities and obligations of Part B

a.
Party B will provide fund and set up a branch of Wuhan Agricultural Science and Agricultural Science and Technology Development Co., Ltd. to supervise and guide the construction of Enshi Black Hog production base.

b.	To satisfy the needs of production and imported new breeder hog, Party B should invest in building or acquire the standardized hog farms for breeding and expansion of the Enshi Black hogs.

c.
Party B agrees to purchase all the Enshi Black Hog products back from the Cooperation parties at a reasonable price. The parties have agreed that a reasonable price is the market price of common lean-type pork from time to time plus 0.6 RMB/kg, provided that the price paid shall not be less than 13RMB/kg.

d.	Party B should guarantee for the cooperatives producers of the breeder hogs when there is a need for fund during production development.

e.	Provide feed at a lower price than industry level for a similar feed category.

III.	Obligations for both Parties

a.	Complete the Enshi Black Hog production base with capacity of 200,000 hogs within 2 years.

b.	Party A agrees not to accept any other hog farm companies outside of Xianfeng County to raise Enshi Black Hog in Xianfeng County within the term of this contract.

c.
The property rights of the demonstrated farms constructed by Party B( no less than 10 farms in 2011) belongs to Party B and the professional cooperative farms have the priority to use the farms without any cost .  After the completion of these demonstrated farms, Party A should provide subsidies in an amount of one-third of the construction expenses and the farmers should provide another one-third of the amount as the asset risk deposit (amortized within10 years). All the activities will be under supervision of Party A.

IV.	Terms of Agreement

The term of this Cooperation Agreement is 10 years, from 04/01/2011 to 03/31/2021, and can be renewed.

V.	This Agreement is in quadruplicate; each party obtained two copies, and will take effect after these are signed.

Party A:  Animal Husbandry and Veterinary Bereau of Xianfeng County (seal)

Legal Representative: (signature)

Date:  4/2/2011

Party B: Party B: Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. (seal)

Legal Representative: (signature)

Date:  4/2/2011